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EXHIBIT 4

INVESTOR RIGHTS AGREEMENT

        THIS INVESTOR RIGHTS AGREEMENT (this "Agreement") is made as of March 31, 2005, by and between CALAIS RESOURCES INC., a corporation organized and existing under the laws of British Columbia (the "Company") and RESOURCE CAPITAL FUND III L.P., a Cayman Islands exempt limited partnership (the "Investor").

Recitals

        WHEREAS, the Company and the Investor have entered into a Subscription Agreement of even date herewith (the "Subscription Agreement") whereby Investor has agreed to purchase certain equity units of the Company, with each unit consisting of one share of common stock of the Company and one warrant for the purchase of one share of common stock of the Company; and

        WHEREAS, the Investor has entered into certain option agreements whereby the Investor would have the right to acquire certain shares of the common stock of the Company from current shareholders of the Company; and

        WHEREAS, the execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by the Subscription Agreement;

Agreement

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

Definitions

        1.1    Certain Definitions.    As used in this Agreement, the following terms shall have the meanings set forth below:

          (i)    "Board of Directors" means the Board of Directors of the Company.

          (ii)   "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          (iii)  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

          (iv)  "Holder" means the Investor, its successors and assigns, including any assignee to whom the Investor has assigned part of the Shares subject to this Agreement.

          (v)   "Investor" shall have the meaning set forth in the preamble.

          (vi)  "Registrable Securities" means (i) any and all Shares purchased, owned, obtained, received or held from time to time by Investor, including, without limitation, Shares acquired in connection with the Subscription Agreement, the Shareholder Acquisition, and otherwise, (ii) any shares of stock or other securities of Calais into which or for which Shares are issued or issuable or for which Shares may hereafter be changed, converted or exchanged and any other shares or securities issued to holders of Shares (or such shares of stock or other securities into which or for which Shares are so changed, converted or exchanged) upon any reclassification, share combination, share subdivision, share dividend, share exchange, merger, consolidation or similar transaction or event and (iii) any Shares issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) and (ii) above.

          (vii) The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

          (viii) "Registration Expenses" means all costs, fees and expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, underwriting and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses of any regular or special audits incident to or required by any such registration, the reasonable fees and disbursements of counsel for the Holders and all other associated costs, fees and expenses.

          (ix)  "Rule 144" means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

          (x)   "Rule 145" means Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

          (xi)  "Securities Act" means the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

          (xii) "Securities Laws" means all applicable securities laws, rules and regulations of Canada, the Canadian provinces, the United States, the states of the United States and all other applicable jurisdictions, including, without limitation, the Securities Act and the Exchange Act, and the rules and regulations of any applicable stock exchange.

          (xiii) "Shareholder Acquisition" means any purchase of Shares by the Investor from any of Matthew Witt, Stephen Benaske, Michael Katz or RMS Enterprises LLC.

          (xiv) "Shares" means shares of the common stock of the Company

          (xv) "Subscription Agreement" has the meaning set forth in the Recitals.

SECTION 2

Registration Rights

        2.1    Demand Registration.

          (a)    Request for Registration.    If at any time (and from time to time) the Company shall receive a written request from the Holder to undertake and effect any registration with respect to shares of Registrable Securities, the Company will:

            (i)    promptly give written notice of the proposed registration to all Holders; and

            (ii)   promptly use its best efforts to undertake and effect a registration (including, without limitation, filing post-effective amendments, filing appropriate qualifications under applicable blue sky or other state Securities Laws, and otherwise complying with Securities Laws) to permit or facilitate the sale and distribution of all the Registrable Securities specified in such request (so long as such Registrable Securities have an expected aggregate offering price, net of underwriting discounts and commissions related to the issuance, exceeding $200,000), together with all of the Registrable Securities of any other Holder joining in such request pursuant to a written notice received by the Company within twenty (20) days after the written notice from the Company under Section 2.1(a)(i) is mailed or delivered.

          (b)    Limitation on Obligation.    The Company shall not be obligated to undertake and effect any such registration pursuant to Section 2.1(a) under the following circumstances:

            (i)    if the Company has previously initiated and completed five such registrations pursuant to this Section 2.1 on behalf of the Holder (counting for these purposes only registrations which have been declared or ordered effective and pursuant to which securities have been sold); or

            (ii)   during the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is acting in good faith and exerting all reasonable efforts to cause such registration statement to become effective; and, provided further, that the Company may only invoke this subsection (ii) once.

          (c)    Registration.    Except as limited by the foregoing clauses (i) through (iii), upon receipt of a request from the Holder, the Company shall promptly prepare and file a registration statement covering the Registrable Securities so requested to be registered; provided, however, that the Company shall have the right to defer such filing for a period of not more than ninety (90) days if the Board of Directors of the Company determines in good faith that such registration at that point in time would be seriously detrimental to the Company and thus needs to be deferred and the Company furnishes to such Holder a certificate signed by the President of the Company stating the conclusion of the Board of Directors; provided further that the Company may not defer its obligation in this manner more than once in any twelve (12) month period.

          (d)    Underwriting.    If the Holder intends to distribute the Registrable Securities covered by its request by means of an underwriting, the Holder shall include such information in the written notice delivered to the Company. The right of any Holder to registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. A Holder may elect to include all or a part of its Registrable Securities in such underwriting.

          (e)    Procedures.

            (i)    The registration statement filed pursuant to the request of the Holder may include other securities of the Company that have registration rights and may include securities of the Company being sold for the account of the Company.

            (ii)   If the Company shall request inclusion of securities being sold for its own account in any registration pursuant to Section 2.1, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Holder shall offer to include such securities in the underwriting and may condition such offer on the acceptance by the Company or such other persons of the provisions of this Section 2 (including Section 2.12). The Company shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holder, so long as such underwriters are reasonably acceptable to the Company. If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Holder. The securities so excluded shall be withdrawn from registration. If such shares are then withdrawn from the registration, and if the number of shares to be included in such registration was previously reduced as a result of marketing factors and advice of the underwriters, then the Company shall offer to all Holders who have agreed to the underwriting to include additional Registrable Securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such additional Registrable Securities to be allocated among such

    Holders agreeing to the underwriting in accordance with Section 2.12. Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Holder in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of shares to be included in the underwriting or registration shall be allocated as set forth in Section 2.12 hereof. Any Registrable Securities excluded from such underwriting based on the advice of the underwriter will be withdrawn from the registration.

        2.2    Piggy-Back Registration.

          (a)    Company Registration.    If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising demand registration rights (other than a registration: (i) pursuant to Section 2.1 hereof, (ii) relating solely to employee benefit plans, (iii) relating solely to a Rule 145 transaction, or (iv) on any registration form that does not permit secondary sales), the Company will:

            (i)    promptly (but in no event less than thirty (30) days prior to the filing of any registration statement) give written notice thereof to each Holder; and

            (ii)   include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made by any Holder and received by the Company within twenty (20) days after delivery of the written notice from the Company described in clause (i) above. Such written request may specify the registration of all or a part of a Holder's Registrable Securities.

          (b)    Underwriting.

            (i)    If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the holders of other securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

            (ii)   Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting will be allocated first, to the Company, and second, to the Holder, and third, to any other person or entity holding Shares and having piggy-back registration rights.

        2.3    Registration on Form S-3.

          (a)   The Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2, the Holders of Registrable Securities shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder); provided, however, that the Company shall not be obligated to effect any such registration if (i) the Holder, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $500,000, or (ii) in the event that the Company shall furnish the certification described in Section 2.1(c) (but subject to the limitations set forth therein) or (iii) in a given twelve (12) month period, the Company has already effected two (2) such registrations in any such period for the benefit of Holder.

          (b)   Any registration on Form S-3 will not be deemed to be a registration requested by the Holder under Section 2.1.

        2.4    Expenses of Registration.    All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Agreement shall be borne and paid by the Company.

        2.5    Registration Procedures.    In the case of each registration effected by the Company, the Company will keep each Holder advised in writing as to the initiation of each registration, the progress thereof and the completion thereof. At its expense, the Company will use its best efforts to:

          (a)   Keep such registration effective for a period of one hundred twenty (120) days or until the Holder has completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Shares (or other securities) of the Company; and (ii) with respect to any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such one hundred twenty (120) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415 as promulgated by the Commission under the Securities Act, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (A) includes any prospectus required by Section 10(a)(3) of the Securities Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (A) and (B) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;

          (b)   Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

          (c)   Furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

          (d)   Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which it was made;

          (e)   Cause all such Registrable Securities registered pursuant hereunder to be listed or quoted on each securities exchange or automated dealer quotation system on which similar securities issued by the Company are then listed or quoted;

          (f)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

          (g)   In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 hereof, the Company will enter into an underwriting agreement reasonably necessary to effect the offer and sale of Registrable Securities, which underwriting agreement shall contain customary underwriting provisions and, if requested by the underwriter, customary contribution provisions; and

          (h)   To comply with all Securities Laws, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section II(A) of the Securities Act.

        2.6    Indemnification; Indemnification Procedures.

          (a)   The Company will indemnify each Holder, each of its officers, directors, partners, members, owners, managers, employees, agents, representatives, legal counsel, and accountants and each person or entity that "controls" (within the meaning of Section 15 of the Securities Act) such Holder, and each underwriter, if any, and each person or entity that "controls" (within the meaning of Section 15 of the Securities Act) such underwriter (collectively, the "Holder Indemnified Parties"), against all expenses, claims, suits, losses, damages, and liabilities (or actions, proceedings, arbitrations or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and the Company will reimburse and pay each such Holder Indemnified Party, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, suit, loss, damage, liability, action or arbitration, including any action to enforce a Holder Indemnified Party's rights under this Section 2.6 against the Company; provided that the Company will not be liable to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission made in conformity with written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 2.6 shall not apply to amounts paid in settlement of any such loss, suit, claim, damage, liability, action or arbitration if such settlement is effected without the consent of the Company (which consent has not been unreasonably withheld).

          (b)   The Holder will, if Registrable Securities held by it are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, each of its directors, officers, shareholders, employees, agents, representatives, legal counsel, and accountants and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who "controls" (within the meaning of Section 15 of the Securities Act) the Company or such underwriter, each other such Holder and other stockholder, and each of their officers, directors, partners, members and each person controlling such Holder or other stockholder, against all claims, losses, damages and liabilities (or actions, proceeding, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, other stockholders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, including any action to enforce it's rights under this Section 2.6 against the Company in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated specifically to be for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions, proceeding, or settlements in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and, provided further, that in no event shall any indemnity under this Section 2.6(b) exceed the net proceeds from the offering received by such Holder.

          (c)   Each party entitled to indemnification under this Section 2.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

          (d)   If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

          (e)   The obligations of the Company and the Holders under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2.

        2.7    Information by Holder.    Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

        2.8    Limitations on Registration of Securities.    From and after the date of this Agreement, the Company shall not, without the prior written consent of Holder, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights that have more favorable terms than the registration rights granted to the Holder hereunder (including demand registration rights which may be requested by such holder or prospective holder prior to the time that the Holders may request registration under Section 2.1 hereof).

        2.9    Rule 144 Reporting.    In order to maintain the availability of certain rules and regulations of the Commission that may permit the sale of restricted Shares to the public without registration, the Company agrees to use its best efforts to:

          (a)   at all times make and keep adequate information regarding the Company available to the public as required by Rule 144(c) of the Securities Act;

          (b)   file with the Commission in a timely manner all reports, filings, instruments and other documents required by Securities Laws;

          (c)   so long as a Holder owns any restricted Shares, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of the Securities Laws, including, without limitation, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

        2.10    Transfer or Assignment of Registration Rights.    The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to a transferee or assignee of not less than 250,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like).

        2.11    "Market Stand-Off' Agreement.    If requested by the Company and an underwriter of Shares (or other securities) of the Company, a Holder shall not sell or otherwise transfer or dispose of any Shares (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of a registration statement if it is the first such registration statement of the Company, and ninety (90) days in any subsequent offering, provided that all of the Company's officers and directors then holding Company stock, as well as all other stockholders holding at least one percent (1%) of Company stock enter into similar agreements.

        The obligations described in this Section 2.11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day (or ninety (90) day) period.

        2.12    Allocation of Registration Opportunities.    In any circumstance in which all of the Registrable Securities and other Shares with registration rights (the "Other Shares") requested to be included in a registration on behalf of the Holders or other selling stockholders cannot be so included as a result of limitations on the aggregate number of shares of Registrable Securities and Other Shares that may be so included, the number of shares of Registrable Securities and Other Shares that may be so included shall be allocated among the Holders and other selling stockholders requesting inclusion of shares pro rata on the basis of the number of shares of Registrable Securities and Other Shares that would be held by such Holders and other selling stockholders, assuming conversion; provided however, so that such allocation shall not operate to reduce the aggregate number of Registrable Securities and Other Shares to be included in such registration, if any Holder or other selling stockholder does not request inclusion of the maximum number of shares of Registrable Securities and Other Shares allocated to him pursuant to the above-described procedure, the remaining portion of his allocation shall be reallocated among those requesting Holders and other selling stockholders whose allocations did not satisfy their requests pro rata on the basis of the number of shares of Registrable Securities and other Shares which would be held by such Holders and other selling stockholders, assuming conversion, and this procedure shall be repeated until all of the shares of Registrable Securities and other Shares which may be included in the registration on behalf of the Holders and other selling stockholders have been so allocated. The Company shall not limit the number of Registrable Securities to be included in a registration pursuant to this Agreement in order to include shares held by stockholders with no registration rights or to include founder's stock or any other shares of stock issued to employees, officers, directors, or consultants pursuant to any Company stock plan(s) in order to include in such registration securities registered for the Company's own account.

SECTION 3

Covenants of the Company

        So long as any Holder owns any Registrable Securities, the Company hereby covenants and agrees as follows:

        3.1    Financial Information.    The Company shall promptly provide the following reports and information to the Holder:

          (a)   As soon as practicable after the end of each fiscal year of the Company, and in any event within sixty (60) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared and audited by a nationally recognized accounting firm in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail.

          (b)   As soon as practicable after the end of each quarterly accounting period in each fiscal year of the Company, and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of income and cash flows of the Company and its subsidiaries for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company's operating plan then in effect and approved by its Board of Directors, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except that such financial statements need not contain the notes required by generally accepted accounting principles.

          (c)   As soon as practicable but in no event later than thirty (30) days after the end of each month, monthly financial statements in the form approved by the Board of Directors of the Company.

          (d)   As soon as practicable but in no event later than fifteen (15) days after the end of each month, monthly operating reports with respect to activities and operations at the properties of the Company and with respect to the business of the Company generally.

          (e)   As soon as practicable, copies of the Company's annual reports on Form 10-K and its quarterly reports on Form 10-Q, respectively.

        3.2    Board Rights.    (a) Observer Rights.    So long as the Holder beneficially owns, in the aggregate, at least 1,000,000 Shares or warrants for the acquisition of Shares, the Company shall invite two representatives designated by the Holder to attend all meetings of Company's Board of Directors and all meetings of any committees of Company's Board of Directors in a nonvoting observer capacity, and such representatives may attend either in person or telephonically. The Company shall provide to such representatives copies of all notices, minutes, consents, reports and other documents and materials that the Company provides to its directors at the same time and in the same manner as provided to such directors; provided, that such representative shall agree to hold all such information in confidence and to act in a fiduciary manner, to the extent required of a director, with respect to all information so provided.

          (b)    Board Representation.    In lieu of designating representatives to attend and observe meetings of the Board of Directors of the Company as set forth in Section 2.2(a), so long as the Holder beneficially owns, in the aggregate, at least 1,000,000 Shares or warrants for the acquisition of Shares, the Holder shall have the right to designate up to two representatives of the Holder to serve as full, voting members of the Board of Directors of the Company. If the Holder elects to exercise such right, the Holder shall notify the Company of the identity of such representatives to be elected or appointed as directors of the Company. Immediately upon receipt of such notice, and prior to the taking of any action by the Board of Directors, other than the election or appointment of such representatives, the Company hereby covenants and agrees to cause each of such representatives designated by the Holder to be elected or appointed as a director of the Company.

        3.3    Additional Notices.    The Company will promptly provide to each member of the Board of Directors: (i) copies of any reports (including management letters and reports and letters with respect to the adequacy of the Company's internal accounting controls) submitted by independent accountants with respect to the Company, (ii) copies of any notice of default of any material contract to which the Company is a party, (iii) any filings which the Company makes with the Commission and (iv) notice of any litigation or any administrative proceeding to which the Company may hereafter become a party, excepting only those in which the only relief sought is money damages in an amount not exceeding $10,000 in any one instance, or $25,000 in the aggregate with respect to all such litigations or proceedings.

        3.4    Annual Plan.    The management of the Company shall establish annually an operating plan and budget for the Company (the "Annual Plan"), in consultation with the Board of Directors, and the Board of Directors shall review and analyze the Annual Plan and the Company's compliance therewith or deviation therefrom not less than every three months. The Company shall cause the Board of Directors to review and consider any revisions to the current Annual Plan recommended by the Investor. The Annual Plan for the following year shall be submitted to the Board of Directors for its approval and shall be delivered to each member of the Board of Directors at least thirty (30) days prior to the first day of the year covered by such Annual Plan.

        3.5    Use of Proceeds from Subscription.    The Company shall use the proceeds received from the Investor in connection with the Subscription Agreement solely in compliance with an Annual Plan of the Company which has been reviewed and approved by the Investor.

        3.6    Corporate Existence; Maintenance of Properties.    The Company will preserve and keep in full force and effect its corporate existence, rights, and franchises. The Company will not engage in any business other than as presently conducted by it and businesses reasonably ancillary thereto, except with the prior approval of the Board of Directors of the Company. The Company will maintain all of its properties used or useful in the conduct of its business in good condition, repair, and working order.

        3.7    Compliance with Laws.    The Company shall comply, and shall cause its subsidiaries to comply, in each case in all material respects, with all applicable governmental laws, statutes, rules, regulations, permits, licenses and orders, including, without limitation, compliance with all Securities Laws, environmental laws and tax laws.

        3.8    Insurance.    The Company will maintain with financially sound and reputable insurance companies, funds, or underwriters insurance of the kinds, covering the risks (including without limitation directors' and officers' liability) and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of the Company.

        3.9    Inspection Rights.    The Holder shall have the right, at its expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Holder.

        3.10    Mergers.    Without the written consent of the Investor, not to be unreasonably withheld, the Company shall not enter into any consolidation or merger, or enter into any partnership, joint venture or other combination where such combination involves a contribution by the Company of all or substantially of its assets, or sell, lease or dispose of its business or assets, in one or more transactions, as a whole or in an amount which constitutes substantially all of its assets, or enter into any agreement with respect to the foregoing or agree to do or undertake any of the foregoing.

        3.11    Limitation on Additional Equity and Debt.    For a period of six (6) months following the date of this Agreement, the Company shall not, directly or indirectly, sell or issue, or authorize the sale or issuance of, any Shares or any warrants, options, equity or indebtedness convertible, exercisable or exchangeable for Shares for consideration per Share (or its equivalent) of less than US$0.20 per Share.

        3.12    Payment of Costs and Expenses.    The Company agrees to promptly pay all reasonable costs and expenses of the Investor in connection with the negotiation, preparation, execution, delivery and enforcement of this Agreement, the Subscription Agreement, the agreements related to the Shareholder Acquisitions and all other agreements, documents and instruments related to the foregoing, including, without limitation, the reasonable fees and expenses of legal counsel and independent consultants to the Investor and all other out-of-pocket expenses of the Investor (collectively, the "Expenses"). The Company shall pay to the Investor all Expenses by not later than 30 days after the Investor's purchase of Shares under the Subscription Agreement, which Expenses shall be payable by the issuance and delivery of Shares and a certificate or certificates therefor in an amount equal to the Expenses divided by US$0.20.

SECTION 4

REPRESENTATIONS AND WARRANTIES

        The Company hereby represents and warrants to the Investor as follows:

          (a)    Organization and Qualification; Subsidiaries.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of British Columbia and has all requisite corporate power and authority to enter into this Agreement, the Subscription Agreement and the other documents and agreements to which it is a party and to carry out the transactions contemplated hereby and thereby. The Company is duly qualified to do business as a foreign corporation or other entity in each jurisdiction where the nature of its business or properties requires such qualification. Each subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

          (b)    Authorization; No Conflict.    The execution, delivery and performance by the Company of this Agreement, the Subscription Agreement and the other documents and agreements to which it is a party have been duly authorized by all necessary shareholder and corporate action on the part of the Company and do not (i) contravene the Company's articles of incorporation, charter or by-laws; (ii) violate any provision of any Securities Laws or any other law, statute, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Company; or (iii) result in a breach of or constitute a default under or require the consent of any person or entity pursuant to any indenture or loan or credit agreement or any other agreement, contract, lease or instrument to which the Company is a party or by which its properties may be bound or affected.

          (c)    Governmental and Other Consents and Approvals.    No authorization or approval or other action by or consent of, and no notice to or filing or registration with, any governmental authority is required for the due execution, delivery and performance of this Agreement, the Subscription Agreement or any other document or agreement to which it is a party.

          (d)    Binding Obligations.    This Agreement and the Subscription Agreement are each legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws or equitable principles affecting enforcement of creditors' rights generally at the time in effect).

          (e)    Shares.    The Shares: (i) issued to the Investor pursuant to the Subscription Agreement and (ii) acquired, or which may be acquired, by the Investor pursuant to the Shareholder Acquisitions, are, in each case, duly authorized, validly issued, fully paid and non-assessable and were issued in conformity with Securities Laws.

          (f)    Information Accurate.    None of the information delivered or made available to the Investor by the Company contains any material misstatement of fact or omits to state a material fact, and all projections contained in any such information, exhibits or reports, were based on information which, when delivered, was, to the knowledge of the Company, true and correct in all material respects.

SECTION 5

MISCELLANEOUS

        5.1    Governing law.    This Agreement shall be governed in all respects by the laws of the State of Colorado, as if entered into by and between Colorado residents exclusively for performance entirely within Colorado, without regard to principles of conflicts of law of any jurisdiction.

        5.2    Successors and Assigns.    Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        5.3    Entire Agreement; Amendment; Waiver.    This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the parties hereto.

        5.4    Notices, etc.    All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by facsimile transmission, by hand or by messenger, addressed:

    If to the Investor:

      Resource Capital Fund III L.P.
      c/o Resource Capital Funds
      1400 Sixteenth Street
      Suite 200
      Denver, Colorado 80202
      Attn:
      Fax: 720-946-1450

or at such other address as such Holder shall have furnished to the Company in writing;

    If to the Company:

      Calais Resources, Inc.
      8400 E. Crescent Parkway,
      Suite 600
      Greenwood Village, Colorado 80111
      Attn: Thomas S. Hendricks
      Fax:

or at such other address as the Company shall have furnished to the Holder.

        Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when received if delivered personally, if sent by facsimile, the full business day after the date of confirmation that the facsimile has been successfully transmitted to the facsimile number for the party notified, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been sent via registered mail.

        5.5    Delays or Omissions.    Except as otherwise provided herein, no delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement or any waiver on the part of any Holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law or in equity, or otherwise afforded to any Holder, shall be cumulative and not alternative.

        5.6    Rights; Separability.    Unless otherwise expressly provided herein, a Holder's rights hereunder are several rights, not rights jointly held with any of the other Holders. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        5.7    Confidential Information.    Each Holder acknowledges that the information received by them pursuant hereto may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental body.

        5.8    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        5.9    Counterparts.    This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

        5.10    Remedies.    The parties to this Agreement acknowledge and agree that the rights granted under this Agreement are unique, irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms and such party could not be adequately compensated in all cases by monetary damages alone if any party breaches or fails to perform this Agreement. Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, each party to this Agreement shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent any breaches of this Agreement.

        5.11    Waiver of Jury Trial.    The parties hereby hereby irrevocably waive any and all right to trial by jury in any claim, suit or legal proceeding arising out of or related to this Agreement.

        5.12    Assignment.    The Investor's rights hereunder may only be assigned to a party who acquires an aggregate of not less than 250,000 Shares, or a lesser amount if it represents the Investor's entire holdings; provided, however, that no party may be assigned any of the foregoing rights unless Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of Company as to which the rights in question are being assigned; and provided further that any such assignee will receive such assigned rights subject to all the terms and conditions of this Agreement.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement effective as of the day and year first above written.

CALAIS RESOURCES INC.

By:	/s/ THOMAS S. HENDRICKS
Name: Thomas S. Hendricks Title: President and CEO

RESOURCE CAPITAL FUND III L.P.
By:	Resource Capital Associates III L.P. General Partner
By:	RCA III GP L.L.C., General Partner

By:	/s/ RYAN T. BENNETT
Name: Ryan T. Bennett Title: Vice President

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

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INVESTOR RIGHTS AGREEMENT